EXHIBIT 99.1
News Release
For Immediate Release
Company Contact:
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304, X 6823
Quest Energy Partners, L.P.
Announces Pricing of Initial Public Offering; Trading Begins November 9th, 2007
Oklahoma City — (Business Wire) — November 9, 2007 — Quest Energy Partners, L.P. (the “Partnership”) announced today the pricing of the initial public offering of 9,100,000 of its common units at a price of $18.00 per unit. The Partnership has also granted the underwriters a 30-day over-allotment option to purchase up to an additional 1,365,000 common units. The common units will begin trading on Friday, November 9th on the Nasdaq Global Market under the symbol “QELP.” The offering is expected to close on or about November 15, 2007.
The common units offered to the public will represent an aggregate 42.1 percent limited partner interest in the Partnership, or approximately 48.5 percent if the underwriters exercise in full their over-allotment option. Quest Resource Corporation (NSDQ:QRCP) will own the remaining equity interests in the Partnership.
Wachovia Securities and RBC Capital Markets acted as joint book-running managers for the offering. In addition, Friedman Billings Ramsey, Oppenheimer & Co., Stifel Nicolaus and Wells Fargo Securities served as co-managers for the offering.
A copy of the final prospectus relating to the offering, when available, may be obtained by contacting Wachovia Capital Markets, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or at equity.syndicate@wachovia.com; or RBC Capital Markets Corporation, Equity Capital Markets, One Liberty Plaza, New York, NY 10006.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
About Quest Energy Partners
The Partnership was recently formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own and operate related assets. The Partnership’s operations are currently focused on the development of coal bed methane in the Cherokee Basin, a 13-county region in southeastern Kansas and northeastern Oklahoma.
Forward-Looking Statements
Statements about the offering are forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the Partnership’s control, and a variety of risks that could cause results to differ materially from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.